EXHIBIT 3.5

ARTICLES OF INCORPORATION

OF

THERMON MANUFACTURING COMPANY

We, the undersigned natural persons of the age of twenty-one years or more, at least two of whom are citizens of the State of Texas, acting as incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is THERMON MANUFACTURING COMPANY.

ARTICLE TWO

The period of the corporation’s duration is perpetual.

ARTICLE THREE

The purposes for which the corporation is organized are:

To conduct a general manufacturing business, and to buy, sell and deal in, at wholesale and retail, all kinds of manufactured and unmanufactured products, including, but not by way of limitation, the manufacture, purchase and sale of heat transfer cements and related products of every class and description.

To manufacture, purchase or otherwise acquire, invest in, own, manage, mortgage, pledge, hypothecate, sell, assign, and transfer or otherwise encumber of dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

To act as agent or broker of or for any person, firm, association, partnership or corporation, for such compensation payable in cash or property, or part cash and part property, as it shall from time to time determine; and in connection therewith to furnish management and related services and to enter into any lawful arrangements for sharing profits, union of interest, reciprocal concession or cooperation, with any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, in the carrying on of any business which the corporation is authorized to carry on or any business or transaction deemed necessary, convenient or incidental to carrying out any of the purposes of the corporation.

To erect or repair any building or improvement, and to accumulate and borrow money for said purposes, and to purchase, own, hold, sell and subdivide real property in towns, cities, villages and their suburbs not extending more than two (2) miles beyond their limits, and to accumulate and borrow money for that purpose.

To grow, raise, buy, gather and harvest, prepare for market and sell and otherwise deal in agricultural commodities, poultry, dairy products and livestock; to construct, maintain and operate dams, reservoirs, lakes, wells, canals, flumes, laterals, cold storage plants, warehouses, preserving equipment and other appurtenances and facilities as may be necessary or convenient for the conduct of such business; and to transact all of such business relating to agricultural commodities, poultry, dairy products and livestock.

To acquire and pay for in cash, stocks or bonds, of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To have and exercise all of the powers conferred by the laws of Texas upon corporations formed under the Texas Business Corporation Act of the State of Texas, and to do any and all of the things hereinabove set forth to the same extent as natural persons might or could do, provided, however, none of the authorities, powers or purposes hereinabove set out shall be construed to authorize the corporation to operate stockyards and slaughter, refrigerate, can, cure or pack meats or to engage directly in the oil pipeline business in this State.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in these Articles of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent objects and purposes.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is thirty thousand (30,000) divided into ten thousand (10,000) shares of Class A common stock of the par value of Ten Dollars ($10.00) each, and twenty thousand (20,000) shares of Class B common stock of the par value of Ten Dollars ($10.00) each.

The Class A common stock and the Class B common stock shall be identical in all respects except that:

(a)	The holders of the Class B common stock shall, to the exclusion of the holders of the Class A common stock have full voting power for all purposes; and

(b)	The Board of Directors of the corporation shall have full and complete authority regarding the declaration of dividends, and may declare a dividend in favor of either Class of Stock to the exclusion of the other as in its discretion it may deem desirable.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE SIX

The post office address of its initial registered office is 1017 Rosane, Houston, Texas, and the name of its initial registered agent at such address is Ralph B. Johnson.

ARTICLE SEVEN

The number of Directors constituting the initial Board of Directors is three (3) and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Ralph B. Johnson	-	5573 Bordley Drive, Houston, Texas

Richard L. Burdick	-	7834 Santa Elena, Houston, Texas

Darryl Johnson	-	3501 Coronado Court, Houston, Texas

ARTICLE EIGHT

The names and addresses of the incorporators are:

Robert S. Weatherall	2200 Gulf Building Houston 2, Texas

James A. Baker III	2200 Gulf Building Houston 2, Texas

Bass C. Wallace	2200 Gulf Building Houston, Texas

IN WITNESS WHEREOF, we have hereunto set our hands this 22nd day of July, 1960.

/s/ Robert S. Weatherall
ROBERT S. WEATHERALL

/s/ James A. Baker III
JAMES A. BAKER III

/s/ Bass C. Wallace
BASS C. WALLACE

THE STATE OF TEXAS

COUNTY OF HARRIS

I, the undersigned, a Notary Public, do hereby certify that on this 22nd day of July, 1960, personally appeared before me ROBERT S. WEATHERAIL, JAMES A. BAKER III, and BASS C. WALLACE, who, each being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators, and that the statements contained therein are true.

/s/ Margueritte Burtis
Notary Public in and for
Harris County, Texas
MARGUERITTE BURTIS